                                                                  Exhibit T3B-59

                                    EXHIBIT C

Ogden Martin Systems of Hudson, Inc.
Ogden Martin Systems of Union, Inc.

                                                                  Exhibit T3B-59

                                    EXHIBIT D

Ogden Acquisition Company
Ogden Environmental Services, Inc.
Ogden Environmental Services of Houston, Inc.